Exhibit 99.1

Contact:	Scott Shapiro (720) 963-6584 sshapiro@healthgrades.com

HealthGrades, Fresenius Medical Care, Sign Agreement to Sponsor Nephrologist-Quality Reports For Patients

Sponsorship Agreement Will Help Patients Research Kidney Specialists at
www.HealthGrades.com

GOLDEN, Colo. (June 5, 2008) – Physician-quality reports for every practicing kidney specialist in the country will now be free to the more than five million patients that research healthcare providers on HealthGrades.com each month, according to an agreement announced today between Fresenius Medical Care North America (FMCNA), the nation’s leading provider of dialysis products and services, and HealthGrades, the leading healthcare ratings company. Under the agreement, FMCNA will sponsor the physician-quality reports (found on HealthGrades.com) of all practicing nephrologists, to help those with kidney disease easily research and select the doctor that is best for them.

To research and select a doctor, Americans utilize the physician-quality reports at HealthGrades.com more than any other online resource.

“As the leading destination for trusted information on the quality of each of the nation’s doctors and hospitals, HealthGrades is working to make more of that information free to patients through sponsorship support from healthcare companies,” said Kerry Hicks, HealthGrades’ CEO. “Today HealthGrades takes a giant step forward in that regard, and, thanks to this arrangement with FMCNA, those with kidney ailments will soon have objective, authoritative information – at no cost – to help them choose the physician that’s right for them.”

Each HealthGrades physician-quality report typically costs $29.95. But beginning June 5, 2008, visitors to HealthGrades.com will have free access to the full HealthGrades physician-quality report on each of the nation’s practicing nephrologists – physicians focusing on the medical treatment of patients with kidney diseases.

According to the National Kidney Foundation, 26 million Americans have chronic kidney disease, and another 20 million are at increased risk for the disease. In addition, the rising incidence of diabetes in America is expected to lead to an increased number of people requiring dialysis for chronic kidney disease.

“Working with HealthGrades is the most effective way we’ve found of providing educational information to those with kidney disease at the exact moment they are in need – when they are searching for a doctor in their area,” said Mats Wahlstrom, Co-CEO of FMCNA.

The physician-quality reports on HealthGrades.com are designed to help patients research and select a doctor as well as schedule an appointment. Reports include background on the physician’s medical training, board certification, state disciplinary actions, patient-satisfaction ratings, nearby hospital-quality ratings, malpractice judgments (in 15 states) and more. The nephrologists whose quality reports will be made free to HealthGrades.com visitors will also have the opportunity to add patient-friendly information to their profiles such as practice philosophy, publications in peer-review journals, subspecialties, office hours and insurance plans accepted.

“Our internal studies show that when physician-quality reports are offered to patients at no charge, patients view the reports and make appointments with those doctors at a dramatically higher rate,” said Mr. Hicks. “We are pleased to work with FMCNA to provide this valuable information to those suffering from Chronic Kidney Disease and to their family members.”

On its website, HealthGrades currently offers independent quality ratings, medical-cost data and other information to individuals researching care providers. Visitors to the site can find objective quality information on each of the nation’s 700,000 practicing physicians as well as all 5,000 non-federal hospitals and 16,000 nursing homes in the U.S.

About HealthGrades
Health Grades, Inc. (Nasdaq: HGRD) is the leading health care ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality and cost of care. More information on the company can be found at www.healthgrades.com.

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